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                                                         EXHIBIT 11

                                              OGDEN CORPORATION AND SUBSIDIARIES

                                 DETAIL OF COMPUTATION OF EARNINGS APPLICABLE TO COMMON STOCK

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                                                   FOR THE SIX MONTHS FOR THE THREE MONTHS
                                                      ENDED JUNE 30,     ENDED JUNE 30,
                                                      1994      1993      1994    1993
                                                                  (In Thousands)
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NUMBER OF SHARES USED FOR COMPUTATION OF
EARNINGS PER SHARE:
Average number of common shares                       43,551    43,284   43,574   43,341

NUMBER OF SHARES USED FOR COMPUTATION OF
EARNINGS PER SHARE ASSUMING FULL DILUTION:
Average number of common shares                       43,551    43,284   43,574   43,341
Shares issuable for conversion of preferred stock        334       365      332      362
Shares issuable for conversion of debentures                        84                61
Number of shares used for computation                 43,885    43,733   43,906   43,764

COMPUTATION OF EARNINGS APPLICABLE TO COMMON SHARES:
Income before cumulative effect of changes
in accounting principles                             $32,968   $29,914  $17,640  $16,092
Add (less): adjustments arising from minority
            interests in consolidated subsidiaries         2        13        2       12
            dividends on Ogden preferred stock           (94)     (102)     (47)     (51)

Consolidated income applicable to Ogden common stock $32,876   $29,825  $17,595  $16,053
Cumulative effect of changes in accounting
principles                                           $(1,520)  $(5,340) $     0  $     0

COMPUTATION OF EARNINGS APPLICABLE TO COMMON SHARES-
ASSUMING FULL DILUTION:
Income before cumulative effect of changes
in accounting principles                             $32,968   $29,914  $17,640  $16,092
Add: adjustments arising from minority
     interests in consolidated subsidiaries                2        13        2       12
     debenture interest-net of applicable
      income taxes                                                  17                 5

Consolidated income applicable to Ogden common stock $32,970   $29,944  $17,642  $16,109

Cumulative effect of changes in accounting
 principles                                          $(1,520)  $(5,340) $     0  $     0

Note:

      Earnings per common share was computed by dividing net income, increased (decreased) for adjustments arising from minority interest in consolidated subsidiaries, reduced by preferred stock dividend requirements, by the weighted average of the number of shares of common stock and common stock equivalents, where dilutive, outstanding during each period.

      Earnings per common share, assuming full dilution, were computed on the assumption that all convertible debentures, convertible preferred stock, and stock options converted or exercised during each period, or outstanding at the end of each period were converted at the beginning of each period or at the date of issuance or grant, if dilutive.  This computation provides for the elimination of related convertible debenture interest and preferred dividends.
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